UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  December 2, 2005

(Date of earliest event reported)

CGI HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
incorporation)

5 Revere Drive
Suite 510
Northbrook, Illinois  60062

(Address of Principal Executive Offices)

(847) 562-0177

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On December 2, 2005, CGI Holding Corporation d/b/a Think Partnership Inc. (the “Company”) and S. Patrick Martin entered into a Separation Agreement and General Release (the “Separation Agreement”), pursuant to which Mr. Martin ceased serving as the President and Chief Executive Officer of the Company’s WebSourced, Inc. subsidiary effective November 30, 2005 (the “Separation Date”).  Additionally, Mr. Martin ceased serving on the Company’s board of directors and the board’s Executive Committee.  Further, Mr. Martin ceased serving as an employee, officer, director or committee member of any subsidiary of the Company on which he had served.

Pursuant to the Separation Agreement, Mr. Martin agreed to abide by the non-competition and non-solicitation provisions of his January 1, 2004 employment agreement with WebSourced (the “Employment Agreement”), except that Mr. Martin may hire anyone who, as of the Separation Date, was a former employee of the Company, and who seeks employment in enterprises that do not compete with the Company.  All other provisions of the Employment Agreement were terminated.

Pursuant to the Separation Agreement, the Company and Mr. Martin exchanged mutual releases for any conduct arising prior to the Separation Date, other than any criminal or fraudulent acts affecting the Company which may have been committed by Mr. Martin.  The Company warranted that it is currently unaware of the commission of any such acts by Mr. Martin.  Further, the Company agreed to pay to Mr. Martin an aggregate of $105,000 over a period of twelve months beginning December 15, 2005.  Additionally, the Company agreed to pay, in one lump sum, an amount representing all obligations of the Company for salary, sick and vacation pay due Mr. Martin as of the Separation Date.

Pursuant to the Separation Agreement, the Company agreed to amend the terms of certain vested options or warrants previously granted to Mr. Martin, which otherwise would have terminated within thirty days following the Separation Date, to provide that Mr. Martin may exercise such options or warrants during the period beginning January 1, 2006 and ending November 30, 2006.

A copy of the Separation Agreement is attached hereto as Exhibit 10.1.

Item 1.02               Termination of a Material Definitive Agreement.

The Separation Agreement (described in Item 1.01, above) provides for the termination of the Employment Agreement, except as specifically provided in the Separation Agreement.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As described in Item 1.01, above, pursuant to the Separation Agreement, effective November 30, 2005, Mr. Martin ceased serving as President and Chief Executive Officer of the Company’s WebSourced, Inc. subsidiary.  Additionally, Mr. Martin ceased serving as a member of the Company’s board of directors and as a member of the board’s Executive Committee.

George Douaire, the Company’s Chief Operating Officer is now serving as executive manager of WebSourced.

Effective November 30, 2005, the Company’s board of directors appointed Frederick P. Lyte to fill the vacancy created by Mr. Martin’s departure.  There are no agreements or understandings between Mr. Lyte and any other person pursuant to which he became a director.  Additionally, Mr. Lyte has not engaged in any transaction with the Company during the past two years, nor does he have a direct or indirect material interest in any transaction to which the Company is currently, or proposed to be, a party.  Mr. Lyte will serve on the board’s Audit, Nominating and Compensation Committees.

Additionally, on December 5, 2005 the Company named current director Xavier Hermosillo to serve as Senior Vice President of the Company.  Mr. Hermosillo will continue to serve as a director of the Company; however, as a result of the appointment, Mr. Hermosillo resigned from the board’s Audit, Nominating and Compensation Committees.

Item 9.01               Financial Statements and Exhibits

(a)             Financial Statements of the Businesses Acquired.

None.

(b)             Pro Forma Financial Information

None.

(c)             Exhibits

10.1          Confidential Separation Agreement and General Release between S. Patrick Martin, WebSourced, Inc. and CGI Holding Corporation d/b/a Think Partnership Inc.

99.1          Press Release Announcing Additions and Changes to Board of Directors and Senior Management Team.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 7, 2005

CGI HOLDING CORPORATION.

	By:	/s/ Gerard M. Jacobs
	Name:	Gerard M. Jacobs
	Title:	Chief Executive Officer